Exhibit 17.3

DIRECTOR RESIGNATION

1.        The undersigned person is a member of the board of directors of HFactor, Inc. (“Company). Pursuant to the terms and conditions of that certain Memorandum of Understanding dated July 22, 2022 (the “MOU Effective Date”), the director whose name and signature is set forth below hereby resigns from such directorship as of the MOU Effective Date, by means of this written Director Resignation. A copy of the MOU is attached hereto as Exhibit A.

2.       Mutual Non-disparagement. The Director agrees not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of any Company or any Company director, officer, shareholder, agent, attorney, independent contractor or endorser. The Company agrees to cause its directors and officers not to engage in any form of conduct or make any statements or representations that disparages, portrays in a negative light, or otherwise impairs the reputation, goodwill, or commercial interests of the director set forth below. Notwithstanding the foregoing, nothing herein shall prevent any Party from making a statement or taking any act required by law.

3.       Cancellation and Transfer of Series C Preferred Stock. The undersigned person warrants and represents to the Company that the purpose of the transfers of the Company’s Series C Preferred Stock as set forth below is to permit the Company’s board of directors, in its discretion, to allocate voting rights and the conversion rights of holders of Series C Preferred Stock among the Company’s officers and directors. In conjunction with the execution of this resignation, (i) Gail Levy hereby cancels and returns 849,999 shares of Series C Preferred Stock to the Company, and (ii) hereby transfers, assigns and conveys to Dawn Cames one (1) all share of Series C Preferred Stock. The undersigned person does hereby irrevocably constitute and appoint both the Company’s Secretary and the Company’s attorney, or either of them, to effectuate the share cancellation and share transfer set forth above with the Company’s transfer agent. Further, and in addition, undersigned person shall execute a Stock Assignment Separate From Certificate, in the form attached hereto as Exhibit “A”, in favor of the Company and Dawn Cames, all as described above.

4.       Counterparts and Electronic Signature. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one in the same instrument. The executed signature page to this Agreement may be transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature, and shall have the same effect as an original for all purposes.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the MOU Effective Date.

/s/ Gail Levy
Gail Levy

ACKNOWLEDGED AND AGREED:	HFACTOR, INC.

By: /s/ James C. Sanborn
James C. Sanborn, COO